Exhibit 107
CALCULATION OF REGISTRATION FEE
424(b)(2)
(Form Type)
BHP Group Limited
BHP Billiton Finance
(USA) Limited
(Exact name of registrants as specified in their charter)
Table 1: Newly Registered and Carry Forward Securities
(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be paid	Debt	US$1,000,000,000 5.000% Senior Notes due 2030	Rule 457(r)	US$1,000,000,000	99.943%	US$999,430,000	US$153.10 per US$1,000,000	US$153,012.73

	Other	Guarantees of US$1,000,000,000 5.000% Senior Notes due 2030	Other (2)	—	—			— (2)

	Debt	US$750,000,000 5.125% Senior Notes due 2032	Rule 457(r)	US$750,000,000	99.588%	US$746,910,000	US$153.10 per US$1,000,000	US$114,351.92

	Other	Guarantees of US$750,000,000 5.125% Senior Notes due 2032	Other (2)	—	—			— (2)

	Debt	US$1,250,000,000 5.300% Senior Notes due 2035	Rule 457(r)	US$1,250,000,000	99.617%	US$1,245,212,500	US$153.10 per US$1,000,000	US$190,642.03

	Other	Guarantees of US$1,250,000,000 5.300% Senior Notes due 2035	Other (2)	—	—			— (2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					US$2,991,552,500		US$458,006.69

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							US$458,006.69

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)
BHP Group Limited will fully and unconditionally guarantee the 5.000% Senior Notes due 2030, 5.125% Senior Notes due 2032 and 5.300% Senior Notes due 2035, each issued by BHP Billiton Finance (USA) Limited. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.